EXHIBIT 99.1

ChinaNet Online Holdings Reports First Quarter 2015 Financial Results

Management to Host Earnings Conference Call on Tuesday, May 19th at 8:30 am ET

BEIJING, May 18, 2015 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the first fiscal quarter of 2015.

Summary Financials

First Quarter 2015 Results (USD) (Unaudited)
	Q1 2015	Q1 2014	CHANGE
Sales	$5.8 million	$5.2 million	12.8%
Gross Profit	$0.9 million	$1.4 million	-33.7%
Gross Margin	15.4%	26.3%	-41.4%
Net Loss Attributable to ChinaNet	($1.8) million	($0.7) million	--
EPS (Diluted)	($0.07)	($0.03)	--
Non-GAAP Adjusted Net Loss Attributable to ChinaNet (1)	(1.4) million	--	--
Non-GAAP Adjusted EPS (Diluted) (1)	(0.05)	--	--

(1) Non-GAAP Adjusted Net Loss Attributable to ChinaNet and EPS excluded a share-based compensation expense related to restricted shares of the Company's common stock issued to management of $0.4 million.

First Quarter 2015 Financial Results

Revenues for the three months ended March 31, 2015 were $5.8 million compared to $5.2 million for the three months ended March 31, 2014, representing a 12.8% increase, primarily due to the increase in revenues from the search engine marketing service. Internet advertising and related services, TV advertising, and brand management and sales channel building revenues were $5.6 million, $0.1 million, and $0.1 million in the first quarter of 2015, respectively.

First Quarter 2015 Revenue Breakdown by Business Unit (USD in thousands)

	Q1 2015%		Q1 2014%		% Change
Internet Advertisement and related services	$5,598	95.7%	$3,580	69.0%	56.4%
TV Advertisement	$58	1.0%	$1,182	22.8%	-95.1%
Bank Kiosks	$69	1.2%	$71	1.4%	-2.8%
Brand Mgmt. & Sales Channel Building	$123	2.1%	$350	6.8%	-64.9%

Gross profit for the three months ended March 31, 2015 was $0.9 million compared to $1.4 million for the same period in 2014. Gross margin was 15.4%, down from 26.3% in the first quarter of 2014. This decrease is primarily due to the increase in lower margin revenue from search engine marketing service, which accounted for approximately 52% of total revenue for the three months ended March 31, 2015.

The Company incurred an operating loss of $2.1 million for the three months ended March 31, 2015 compared to an operating loss of $0.7 million in the same period a year ago.

Net loss attributable to ChinaNet for the three months ended March 31, 2015 was $1.8 million and loss per share was $0.07, compared to a net loss of $0.7 million in the first quarter of 2014. Excluding the share-based compensation expense as discussed above, the Non-GAAP adjusted net loss attributable to ChinaNet common stockholders and net loss per share were 1.4 million and 0.05, respectively.

Balance Sheet and Cash Flow

The Company had $2.2 million in cash and cash equivalents as of March 31, 2015, compared to $5.0 million as of December 31, 2014, working capital of $16.0 million, compared to $17.3 million as of December 31, 2014, and a current ratio of 2.4 to 1, compared to 2.7 to 1 as of December 31, 2014. Total shareholders' equity of ChinaNet was $34.7 million at March 31, 2015 compared to $36.2 million at December 31, 2014.

The Company had a $2.3 million of cash outflows from operations in the first quarter of 2015 compared to a $1.4 million of cash outflows for the first three months of 2014.

Business Updates

In April, ChinaNet announced that in addition to offering its total solution of products and services, it successfully proved a new added revenue model with its pilot SME customer, Beijing Saturday Educational Technology Co., Ltd. ("Beijing Saturday"). Founded in 2000, "Saturday Children's" theme park (Saturday Children's) is one of the country's first indoor children's theme parks and is owned and operated by Beijing Saturday. In the third quarter of 2014 ChinaNet committed a cash investment for an approximately 10% ownership stake in Beijing Saturday. ChinaNet cooperated with the company to expand Saturday Children's theme parks in China. ChinaNet provided Beijing Saturday full support to enhance Saturday Children's with brand management, brand channel expansion, marketing and advanced marketing chain management systems. The Company helped to properly manage each franchise store through its management system and used Baidu Wallet to facilitate online payment. ChinaNet is also currently implementing its new "Business Direct 3.0" service with Beijing Saturday. Saturday Children's focus on third and fourth-tier cities has helped to create strong demand and it expects to open 600 new parks in 2015 with the help of ChinaNet.

Also in April, the Company's subsidiary Liansuo.com signed an agreement with Haoxiangni Jujube Co., Ltd. to create a one-stop purchasing service platform and expand Haoxiangni Jujube's online stores. Haoxiangni is the largest jujube enterprise in China and has the most types of Jujube products of its competitors. The company has nearly 2,000 stores across more than 280 cities. Liansuo.com is helping Haoxiangni create a one-stop purchasing service platform and expand the online stores through its active marketing program that includes traditional and online advertising, trade shows and referrals.

The number of larger customers served by Liansuo.com has seen steady growth because of the Company's premium advertising efforts and effective marketing web portal.

In May, ChinaNet entered into a definitive securities purchase agreement (the "Agreement") with Beijing Jinrun Fangzhou Science & Technology Co., Ltd. (Shenzhen Stock Exchange, Stock Code: 430120) (the "Purchaser" or "Jinrun Technology") to raise US$3,500,000 (the "Purchase Price"), pursuant to which the Purchaser has agreed to purchase 2,800,000 shares of common stock of the Company (the "Shares"). In accordance with the Agreement, the Purchaser made a ten percent (10%) non-refundable guarantee payment to the Company in an amount equal to US$350,000 on May 7, 2015. The Purchaser shall pay an additional fifteen percent (15%) of the Purchase Price by June 4, 2015. The Purchaser shall pay the remaining seventy-five percent (75%) of the Purchase Price at the closing which shall take place on the date mutually agreed to by the parties, subject to the closing conditions contained in the Agreement. On the date the Agreement was signed, the Purchaser also entered into a Lock-Up Agreement with the Company, whereby the Purchaser agreed not to transfer the Shares until May 5, 2017. Upon the Company's prior written approval, the lock-up restriction may be waived after May 5, 2016. The proceeds from the offering, net of certain fees and expenses, will be used for working capital to fund technology research and development, marketing for new services and product launches, and potential mergers and acquisitions.

Also in May, the Company entered into a strategic alliance with Shanghai Pudong Development Bank and signed a cooperation framework to launch a credit card and loan microcredit product for small enterprises and individual entrepreneurs including franchisees and chain store investors. The product will be intended to offer, under the authorization of ChinaNet, an "unsecured and free mortgage" micro-loan through credit card to the recipients to be used in merchant shops for business related operating costs. The product is now in the design and finalization process, and will be officially launched by the third fiscal quarter of 2015.

Conference Call

ChinaNet will host a conference call at 8:30 am ET on Tuesday, May 19th to discuss its first quarter 2015 results. Please use the following information:

Date:	Tuesday, May 19, 2015
Time:	8:30 am Eastern Time
Conference Line (U.S.):	1-888-461-2024
International Dial-In:	1-719-325-2455
Conference ID:	9156062
Webcast:	http://public.viavid.com/index.php?id=114737

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available until 12:00 pm ET on June 2, 2015. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 9156062.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and sooe.cn, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31, 2015	December 31, 2014
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 2,184	$ 5,037
Term deposit	3,452	3,465
Accounts receivable, net	2,660	2,407
Other receivables, net	8,160	8,392
Prepayment and deposit to suppliers	10,235	8,092
Due from related parties	59	51
Other current assets	177	61
Deferred tax assets-current	291	176
Total current assets	27,218	27,681

Long-term investments	1,089	909
Property and equipment, net	853	943
Intangible assets, net	8,847	9,238
Deposit and prepayment for purchasing of software technology	847	850
Goodwill	6,746	6,772
Deferred tax assets-non current	1,106	1,037
Total Assets	$ 46,706	$ 47,430

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$ 814	$ 817
Accounts payable *	741	782
Advances from customers *	2,108	832
Accrued payroll and other accruals *	512	585
Due to noncontrolling interest of VIE *	636	638
Payable for purchasing of software technology *	2,489	2,826
Taxes payable *	3,294	3,332
Other payables *	626	602
Total current liabilities	11,220	10,414

Long-term liabilities:
Deferred tax liability-non current *	922	964
Long-term borrowing from director	142	143
Total Liabilities	12,284	11,521

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.'s stockholders' equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 29,080,130 shares and 29,030,130 shares at March 31, 2015 and December 31, 2014, respectively)	29	29
Additional paid-in capital	25,158	24,703
Statutory reserves	2,607	2,607
Retained earnings	3,434	5,222
Accumulated other comprehensive income	3,504	3,625
Total ChinaNet Online Holdings, Inc.'s stockholders' equity	34,732	36,186

Noncontrolling interests	(310)	(277)
Total equity	34,422	35,909

Total Liabilities and Equity	$ 46,706	$ 47,430

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2015	2014
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Sales
From unrelated parties	$ 5,785	$ 5,182
From related parties	63	1
	5,848	5,183
Cost of sales	4,946	3,822
Gross margin	902	1,361

Operating expenses
Sales and marketing expenses	1,203	589
General and administrative expenses	1,302	987
Research and development expenses	490	450
	2,995	2,026

Loss from operations	(2,093)	(665)

Other income (expenses)
Interest income	29	31
Interest expense	(17)	(16)
Other income/(expenses)	32	(1)
	44	14

Loss before income tax expense, equity method investments and noncontrolling interests	(2,049)	(651)
Income tax benefit/(expense)	226	(48)
Loss before equity method investments and noncontrolling interests	(1,823)	(699)
Share of income/(losses) in equity investment affiliates	1	(15)
Net loss	(1,822)	(714)
Net loss attributable to noncontrolling interests	34	46
Net loss attributable to ChinaNet Online Holdings, Inc.	(1,788)	(668)

Net loss	(1,822)	(714)
Foreign currency translation loss	(120)	(324)
Comprehensive loss	$ (1,942)	$ (1,038)
Comprehensive loss attributable to noncontrolling interests	33	45
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$ (1,909)	$ (993)

Loss per share
Loss per common share
Basic and diluted	$ (0.07)	$ (0.03)

Weighted average number of common shares outstanding:
Basic and diluted	26,366,797	22,376,540

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2015	2014
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$ (1,822)	$ (714)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	444	360
Share-based compensation expenses	455	8
Reverse of allowances for doubtful accounts	(220)	--
Share of (income)/losses in equity investment affiliates	(1)	15
Deferred taxes	(226)	(132)
Changes in operating assets and liabilities
Accounts receivable	(42)	520
Other receivables	200	152
Prepayment and deposit to suppliers	(2,175)	(2,089)
Due from related parties	(8)	118
Other current assets	(119)	(78)
Accounts payable	(38)	168
Advances from customers	1,279	134
Accrued payroll and other accruals	(72)	(36)
Other payables	42	71
Taxes payable	(25)	152
Net cash used in operating activities	(2,328)	(1,351)

Cash flows from investing activities
Purchases of vehicles and office equipment	--	(13)
Long-term investment in cost/equity method investees	(183)	--
Repayment of short-term loan from unrelated entities	--	250
Payment for purchasing of software technology	(326)	(850)
Net cash used in investing activities	(509)	(613)

Cash flows from financing activities
Short-term loan from noncontrolling interest of VIE	--	197
Net cash provided by financing activities	--	197

Effect of exchange rate fluctuation on cash and cash equivalents	(16)	(15)

Net decrease in cash and cash equivalents	(2,853)	(1,782)

Cash and cash equivalents at beginning of the period	5,037	3,442
Cash and cash equivalents at end of the period	$ 2,184	$ 1,660
CONTACT: MZ North America
         Ted Haberfield, President
         Direct: +1-760-755-2716
         Email: thaberfield@mzgroup.us
         Web: www.mzgroup.us